Exhibit 10.33
Lafarge North America Inc.
Deferred Compensation/Phantom Stock Plan
& Thrift Savings Restoration Plan
Effective November 30, 2005

-i-

Lafarge North America Inc.
Deferred Compensation/Phantom Stock Plan
Effective November 30, 2005
Title and Purpose
     This Plan shall be known as “Lafarge North America Inc.’s Deferred Compensation/Phantom Stock Plan (DCP) & Thrift Savings Restoration Plan (TSRP).” The purpose of the Plan is to attract, motivate and retain a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of Lafarge North America Inc., a Maryland corporation, by permitting them to defer compensation and affording them the opportunity to link that compensation to Company Stock performance. This plan is administered and functions in two parts and selection to participate in the Deferred Compensation (DCP) does not automatically include participation in the TSRP. The Plan is unfunded for purposes of the Internal Revenue Code and Title I of ERISA.
ARTICLE 1
Definitions
     For purposes of the Plan, the following phrases or terms have the indicated meanings:
1.1	“Account” means one or more of a Participant’s Cash Account(s), Performance Unit Account(s), Dividend Equivalent Cash Account(s), and Dividend Equivalent Performance Unit Account(s). Each Account includes, to the extent applicable, any Subaccounts.
1.2	“Account Balance” means, with respect to a Participant, a credit on the records of the Employer equal to the Deferral Account balance. The Account Balance is solely a bookkeeping entry intended as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.
1.3	“Affiliate” means (i) a corporation that is a member of a controlled group of corporations (as determined pursuant to Code Section 414(b), although excluding any corporation that is incorporated outside the United States) which includes the Company and (ii) a trade or business (whether or not incorporated) under common control (as determined pursuant to Code Section 414(c)) of the Company, (iii) any organization (whether or not incorporated) that is a member of an affiliated service group (as determined pursuant to Code Section 414(m)), including an Employer, a corporation described in clause (i) of this section or a trade or business described in clause (ii) of this section, or (iv) any other entity that is required to be aggregated with the Employer pursuant to regulations promulgated under IRS code Section 414(o).
1.4	“Annual Base Salary” means the annual cash compensation relating to services performed during any Plan Year, whether or not paid in such Plan Year or included on the Federal Income Tax Form W-2 for such Plan Year, excluding bonuses, amounts relating to executive compensation programs, overtime, fringe benefits, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Annual Base Salary is calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and includes amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Employer; provided, however, that all such amounts are included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

1.5	“Annual Bonus” means any compensation, in addition to Annual Base Salary relating to services performed during any Plan Year, whether or not paid in such Plan Year or included on the Federal Income Tax Form W-2, payable to a Participant as an Employee under the Employer’s bonus plans that are based on performance goals.

1.6	“Annual Deferral Amount” means that portion of a Participant’s Annual Base Salary, Annual Bonus, and/or Long Term Incentive Bonus that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant’s retirement, Disability (if deferrals cease in accordance with Article 7), death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount is the actual amount withheld prior to such event.

1.7	“Beneficiary” means one or more persons, trusts, estates or other entities, designated in accordance with Article 8, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.8	“Beneficiary Designation Form” means the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.9	“Board” means the board of directors of the Company.

1.10	“Cash Account” means a bookkeeping account maintained by the Company on behalf of each Participant who elects to defer compensation in cash in accordance with Article 3.

1.11	“Change in Control”, to the extent allowed under Code Section 409A, means:
(a)	A sale or transfer of at least 40% of the total gross fair market value of the assets of the Company on a consolidated basis in any transaction or series of related transactions;

(b)	Any merger, consolidation or reorganization to which the Company is a party, except for a merger, consolidation or reorganization in which the Company is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of the Company’s outstanding equity (on a fully diluted basis) immediately prior to the merger, consolidation or reorganization will own in the aggregate immediately following the merger, consolidation or reorganization the Company’s outstanding equity (on a fully diluted basis) either (i) having the ordinary voting power to elect a majority of the members of the Company’s board of directors to be elected by the holders of Common Stock and any other class that votes together with the Common Stock as a single class or (ii) representing at least 50% of the equity value of the Company as reasonably determined by the Board;

(c)	The election by shareholders to replace the majority of the members of the Board with directors whose appointment or election was not endorsed by the existing Board, or

(d)	A liquidation or dissolution of the Company.
1.12	“Claimant” has the meaning set forth in Article 13.

1.13	“Code” means the Internal Revenue Code of 1986, including amendments.

1.14	“Committee” means the committee described in Article 11.

1.15	“Company” means Lafarge North America Inc., a Maryland corporation and any successor to such corporation that adopts the Plan.

1.16	“Deduction Limitation”, to the extent allowed under Code Section 409A, means the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation is applied to all distributions that are “subject to the Deduction Limitation” under this Plan. If the Company determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Company may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.5 below. The amounts so deferred and amounts credited/debited thereon is distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Company in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made is not limited by Code Section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation does not apply to any distributions made after a Change in Control.

1.17	“Deferral Account” means (i) the sum of all of a Participant’s Subaccounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account. The Deferral Account, and each other specified account balance, is only a bookkeeping entry for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.18	“Deferred Compensation Participant” means (i) any Employee who is selected by the Committee to participate in the Deferred Compensation/Phantom Stock Plan (DCP), (ii) who elects to participate in the Plan, (iii) who signs an Election Form, (iv) whose signed Election Form is accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose participation has not terminated.

1.19	“Disability”, to the extent allowed under Code Section 409A, means that a participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continued period of not less than 12 months, or (ii) receiving income replacement benefits for a period of not less than three months under a Company accident and health plan on account of disability. Disability means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Committee determines whether the circumstances presented by the Participant constitute a Disability.

1.20	“Disability Benefit” means the benefit set forth in Article 7.

1.21	“Dividend Equivalent” means the amount of cash dividends or other cash distributions paid by the Company on that number of shares of Common Stock equivalent to the number of Performance Units then credited to a Participant’s Performance Unit Account(s) and Dividend Equivalent Performance Account(s), as applicable, which amount shall be allocated as additional Performance Units to the Participant’s Dividend Equivalent Performance Account(s) or as additional deferrals to the Participant’s Dividend Equivalent Cash Account(s), as provided in Article 3.

1.22	“Dividend Equivalent Cash Account” means a bookkeeping account maintained by the Company on behalf of a Participant that is credited with Dividend Equivalents in the form of cash deferrals attributable to Performance Units credited to the Participant’s Performance Unit Account(s) in accordance with Article 3.

1.23	“Dividend Equivalent Performance Account” means a bookkeeping account maintained by the Company on behalf of a Participant that is credited with Dividend Equivalents in the form of Performance Units attributable to Performance Units credited to the Participant’s Performance Unit Account in accordance with Article 3.

1.24	“Elected Amount” means the amount elected in the Participant’s Election Form for deferral into one or more of a Participant’s Cash Account(s), Performance Unit Account(s), Dividend Equivalent Cash Account(s), and Dividend Equivalent Performance Unit Account(s).

1.25	“Elected Distribution Date” means the beginning date for distribution with respect to amounts credited to the Participant’s Account(s) and Subaccount(s) pursuant to Article 4.1.

1.26	“Election Form” means the form established by the Committee that a Participant completes, signs and returns to the Committee to make his or her deferral election under the Plan.

1.27	“Employee” means an individual whose relationship with an Employer is, under common law, that of an employee.

1.28	“Employer” means the Company and any Affiliate that, with the consent of the Company, elects to participate in the Plan and any successor entity that adopts the Plan pursuant to Article 14.11. If any such entity withdraws, is excluded from participation in the Plan or terminates its participation in the Plan, such entity shall thereupon cease to be an Employer.

1.29	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.30	“Fair Market Value” means on any date the closing price of the stock on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal securities exchange or market on which the stock is so listed, admitted to trade, or quoted on such date, or, if there is no trading of the stock on such date, then the closing price of the stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares; provided, however, if the stock is not so listed, admitted or quoted, the Committee may designate such other exchange, market or source of data as it deems appropriate for determining such value for purposes of this Plan.

1.31	“Hardship” means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant’s Spouse, or a “dependent” (as defined in Code section 152) of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Committee determines whether the circumstances presented by the Participant constitute an unanticipated emergency. Such circumstances and the Committee’s determination will depend on the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of his elective deferrals under this Plan for the remainder of the Plan Year.

1.32	“Key Employee” is defined in Code Section 416(i) and includes officers (but no more than 50) with compensation exceeding $130,000 (adjusted for inflation), owners of more than 5% of the company’s stock, and owners of more than 1% of the Company’s stock with compensation exceeding $150,000 (adjusted for inflation).

1.33	“Long Term Incentive Bonus” means any compensation, in addition to Annual Base Salary and Annual Bonuses relating to services performed during a Plan Year, whether or not paid in such Plan Year or included on the Federal Income Tax Form W-2, payable to a Participant as an Employee under the Employer’s bonus plans that are based on multiple years performance goals.

1.34	“Performance Unit” or “Unit” means a non-voting unit of measurement that is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock of the Company solely for purposes of this Plan and does not transfer any of the attributes of ownership of a share of Common Stock to the Participant.

1.35	“Performance Unit Account” means a bookkeeping account maintained by the Company on behalf of each Participant who elects to defer Compensation in Performance Units in accordance with Article 3.

1.36	“Plan” means the Lafarge North America Inc.’s Deferred Compensation/Phantom Stock Plan and the Thrift Savings Restoration Plan, which is evidenced by this instrument, including any amendments.

1.37	“Plan Year” means the twelve-month period commencing each January 1st and ending on December 31st.

1.38	“Subaccount” means the separate subaccounts under the Deferral Account that are established and maintained for each Participant. Such Subaccounts shall reflect (i) the amount deferred pursuant to the Participant’s Election Form for each deferral election; (ii) Company contributions under the Thrift Savings Restoration Plan; and (iii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Subaccount, less (iv) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Subaccount.

1.39	“Stock” means the common stock of the Company.

1.40	“Termination of Employment” means the severing of employment with the Company, voluntarily or involuntarily, for any reason other than Disability or an authorized leave of absence.

1.41	“Thrift Savings Plan” means the Lafarge North America Thrift Savings Plan established under IRS code section 401(k), commonly referred to as the “401K Plan”.

1.42	“Thrift Savings Restoration Participant” means (i) any employee who is selected by the Committee to participate in the Thrift Savings Restoration Plan (TSRP), (ii) who elects to participate in the DCP and signs an election form deferring at least 6% of eligible compensation, and (iii) has elected the maximum pre-tax contribution permitted to be made under the Thrift Savings Plan (401k) on behalf of such employee.

1.43	“Trading Window” means a trading period for trading in Company’s Securities as specified by the Company’s Policy on Securities Law Compliance.

ARTICLE 2 Selection, Enrollment and Eligibility

2.1	Selection by Committee. Participation in the Plans is limited to Employees as determined by the Committee, in its sole discretion, from a select group of management and highly compensated Employees of the Employer. From that group, the Committee shall select, in its sole discretion, Employees to participate in the Deferred Compensation Plan and separately, Employees to participate in the Thrift Savings Restoration Plan. Employees selected to participate in the Thrift Savings Restoration Plan must be eligible to participate in the Thrift Savings (401k) Plan under current rules of the plan.

2.2	Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Committee an Election Form. The Committee shall establish from time to time such enrollment requirements as it determines in its sole discretion are necessary. Employees enrolling in the TSRP must also elect to contribute the maximum pre-tax contribution to the Thrift Savings (401k) Plan.

2.3	Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee commences participation in the Plan on the first day of the year following the completion all enrollment requirements.

2.4	Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with ERISA Sections 201(2), 301(a)(3) and 401(a)(1), the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant’s membership status changes and (ii) prevent the Participant from making future deferral elections.

ARTICLE 3
Deferral Elections/Notional Investments/Crediting/Taxes
3.1	Deferrals and Notional Investments.
(a)	Deferral Election. To the extent a Participant has Eligible Compensation (compensation that exceeds the limit under Code Section 401(a)(17)) for each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Annual Base Salary, Annual Bonus, and/or Long Term Incentive Bonus in the following percentages:

Deferral	Minimum Amount
Annual Base Salary	0% to 50%, in 1% increments

Annual Bonus	0% to 100%, in 1% increments

Long Term Incentive Bonus	0% to 100% in 1% increments
If participant meets eligibility requirements for the Company match under TSRP, 100% of that amount is deferred. If no election is made, the amount deferred is zero and no company match under TSRP will be credited. Only those amounts that exceed the limit under Code Section 401(a)(17) and Code Section 415 during the Plan Year may be deferred.

(b)	Notional Investment Election. For each Plan Year, a Participant shall further elect to include 100% of his or her Annual Deferral Amount, Annual Base Salary, Annual Bonus, Long Term Incentive Bonus, and/or Company match in the TSRP (if eligible) in (a) cash, in accordance with this Article, and/or (b) Performance Units, in accordance with this Article, in the following percentages:

Deferral Form	Minimum Amount
Cash	0% to 100%, in 1% increments

Performance Units	0% to 100%, in 1% increments
The combined percentage of the Annual Deferral Amount in Cash and/or Performance Units shall equal 100%.
(i).	Subsequent Notional Investment Election. For each Plan Year, a Participant may make one Subsequent Notional Investment Election to change an existing Notional Investment Election to include 100% of his or her Annual Deferral Amount, Annual Base Salary, Annual Bonus, Long Term Incentive

Bonus. And/or TSRP Company Match in (a) cash, in accordance with this Article, and/or (b) Performance Units, in accordance with this Article in the following percentages:

Deferral Form	Minimum Amount
Cash	0% to 100%, in 1% increments

Performance Units	0% to 100%, in 1% increments
The combined percentage of the Annual Deferral Amount in Cash and/or Performance Units shall equal 100%.

(ii).	Trading Window Restrictions. Subsequent Notional Investment Elections must coincide with permissible trading windows for Company Stock pursuant to the Company’s Policy on Securities Law Compliance. The Board of Directors and/or the Committee retain the right to alter restrictions on Subsequent Notional Investment Elections from time to time as they may determine in their sole discretion are necessary.
3.2 Election to Defer; Effect of Election Form
(a)	First Plan Year. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections, as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Article 2.2) and accepted by the Committee.

(b)	Annual Election Forms. A Participant’s Election Form is effective only for the Plan Year that is listed on the Election Form. The Committee shall maintain an open enrollment period preceding each Plan Year in order to allow Participants to submit Election Forms.

(c)	Timing of Election to Defer Annual Base Salary and Annual Bonus. To be effective for any Plan Year, an Election Form to defer a percentage of Annual Base Salary and/or a percentage of the Annual Bonus must be received by the Committee prior to (the first day) of the Plan Year to which these payments relate. However, if an individual first becomes eligible to participate in the Plan on or after the Effective Date and on a date other than (the first day of the Plan Year), the individual may submit an Election Form to defer a percentage of Annual Base Salary for the remainder of the Plan Year in which he or she becomes a Participant if the Election Form is submitted within thirty (30) days after becoming eligible to participate in the Plan; provided, however, that the Election Form shall apply only to compensation not yet earned. If an Employee first becomes eligible to participate in the Plan on a date after (the last day of the fiscal quarter preceding the first day of the following plan year –e.g., if plan year is 1/1 start, no one would be allowed to start deferring after 10/1) of any calendar year, then the Employee shall not be entitled to elect to defer any portion of his or her Annual Base Salary for this short Plan Year. With respect to the Annual Bonus, the deferral is permitted to the extent allowed under Code Section 409A.

(d)	Determination of Performance Units. Each Participant shall have the right under Article 3.1(b) to elect to have all or a portion of such Participant’s Annual Deferral Amount held in the form of Performance Units in lieu of cash. The number of Performance Units shall equal such Elected Amount divided by the Fair Market Value of a share of Common Stock on the date of deferral. Such Elected Amount and the number of Performance Units issued shall be adjusted to the extent necessary to issue any fractional shares. All such Performance Units shall be 100% vested upon issuance. Any election to receive Performance Units under this Plan shall be made by the execution by the Participant and delivery to the Committee of an Election Form established by the Committee from time to time for such purpose.
3.3	Withholding of Annual Deferral Amounts. For each Plan Year, once a Participant’s has Eligible Compensation exceeding the Code Section 401(a)(17) limit and elective contributions to the 401(k) plan exceed the maximum allowable elective contribution under section 402(g), the Annual Base Salary portion of the Annual Deferral Amount is withheld from each regularly scheduled Annual Base Salary payroll in equal amounts, as adjusted for increases and decreases in Annual Base Salary. Provided the Participant has Eligible Compensation in excess of the Code Section 401(a)(17) limit, the Annual Bonus portion of the Annual Deferral Amount is withheld at the time the Annual Bonus and/or Long Term Incentive Bonus is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year.
3.4	Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures established by the Committee, in its sole discretion, amounts are credited or debited to a Participant’s Account Balance in accordance with the following rules:
(a)	Deferral Account. Employer shall establish and maintain on its books an Account in the name of the Participant and Employee’s deferral shall be credited by the Employer to the Participant’s Account as of the date such amount otherwise would have been paid to the Participant.

(b)	Cash Account. If a Participant elects to defer his or her Annual Deferral Amount, Annual Base Salary, Annual Bonus, and/or Long Term Incentive Bonus in cash, the Committee shall establish and maintain a Cash Account for the Participant under the Plan, which Account shall be a memorandum account on the books of the Company and shall be such Participant’s “Cash Account.” Each day, the total amount credited to the Participant’s Account as of the last day of the preceding calendar month shall be credited with interest based on an average of the prime rate, as published in the Wall Street Journal, for the preceding calendar month.

(c)	Performance Unit Account. If a Participant elects to defer his or her Annual Deferral Amount, Annual Base Salary, Annual Bonus, and/or Long Term Incentive Bonus in Performance Units, the Committee shall establish and maintain a Performance Unit Account for the Participant under the Plan, which Account shall be a memorandum account on the books of the Company and shall be such Participant’s “Performance Unit Account.” A Participant’s Performance Unit Account shall be credited as follows:
(i)	Performance Unit Crediting. The number of such Performance Units to be credited to each Participant’s Account shall be determined by dividing (A) the aggregate dollar amount of the Participant’s applicable deferral by (B) the Fair Market Value of one share of Common Stock on the date the deferral is to be credited to Participant’s account. Performance Units shall be added to the Performance Units previously credited to the Participant’s Performance Unit Account and may be credited (as additional Performance Units) to such Account in whole or fractional units as applicable.

(ii)	Limitations on Rights Associated with Performance Units. A Participant’s Performance Unit Account shall be an account on the books of the Company. The Units credited to a Participant’s Performance Unit Account(s) shall be used solely as a device for the determination of the cash to be eventually distributed to such Participant in accordance with this Plan. The Units shall not be treated as property, and the nominal accounts shall not be treated as held in a trust fund of any kind. All shares of Common Stock shall be and remain the sole property of the Company, and each Participant’s right in the Units is limited to the right to receive cash in the future as herein provided. No Participant shall be entitled to any voting or other shareholder rights with respect to Units granted under this Plan. The number of Units credited under this Article shall be subject to adjustment in accordance with Article 3.

(iii)	Adjustments. The Committee shall adjust the Performance Units credited to each Participant’s Performance Unit Account, as appropriate, to reflect any stock dividend, stock split, combination of shares, merger, share exchange, consolidation or any other change in the corporate structure or shares of the Company.
(d)	Dividend Equivalents; Dividend Equivalent Cash Account; Dividend Equivalent Performance Account.
(i).	Allocation of Dividend Equivalents. If a Participant elects to defer his or her Annual Deferral Amount, Annual Base Salary, Annual Bonus, Long Term Incentive Bonus, and/or TSRP Company contribution in Performance Units, then the Participant shall, at the time of making an election in accordance with Article 3, elect to have all Dividend Equivalents attributable to Units credited to his or her Performance Unit Account pursuant to such election credited to either (1) a Dividend Equivalent Cash Account for such Participant or (2) a Dividend Equivalent Performance Account for such Participant. Such election shall be irrevocable and shall remain in effect with respect to all Performance Units credited to the Participant’s Performance Unit Account(s) and Dividend Equivalent Performance Account(s) in accordance with the Participant’s election made pursuant to Article 3.

(ii).	Dividend Equivalent Cash Account. If a Participant elects to have Dividend Equivalents attributable to Units credited to his or her Performance Unit Account credited to a Dividend Equivalent Cash Account, the Committee shall establish and maintain a Dividend Equivalent Cash Account for the Participant under the Plan, which Account shall be a memorandum account on the books of the Company and shall be such Participant’s “Dividend Equivalent Cash Account.” In such case, the Committee shall, as of each dividend payment date, credit the Participant’s Dividend Equivalent Cash Account with an amount equal to the amount of Dividend Equivalents attributable to Performance Units then credited to the Participant’s Performance Unit Account. In addition, each day, the total amount credited to the Participant’s Dividend Equivalent Cash Account as of the last day of the preceding calendar month shall be credited with interest at an average of the prime rate, as published in the Wall Street Journal, the preceding calendar month.

(iii).	Dividend Equivalent Performance Unit Account. If a Participant elects to have Dividend Equivalents attributable to Units credited to his or her Performance Unit Account credited to a Dividend Equivalent Performance Unit Account, the Committee shall establish and maintain a Dividend Equivalent Performance Unit Account for the Participant under the Plan, which Account shall be a memorandum account on the books of the Company and shall be such Participant’s “Dividend Equivalent Performance Unit Account.” In such case, the Committee shall, as of each dividend payment date, credit the Participant’s Dividend Equivalent Performance Account with an amount of Units determined by dividing the amount of Dividend Equivalents attributable to Performance Units then credited to the Participant’s Performance Unit Account by the Fair Market Value of a share of Common Stock as of such date. The Units credited to a Participant’s Current Dividend Equivalent Performance Unit Account shall be subject to adjustment under Article 3.4(c).
(e)	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Participant Accounts are to be used for measurement purposes only. The calculation of crediting or debiting amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any investment vehicle or fund. In the event that the Employer, in its own discretion, decides to place amounts in investment vehicles or funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Employer; the Participant shall at all times remain an unsecured creditor of the Employer.
3.5	FICA and Other Taxes. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Annual Base Salary and Annual Bonus that is not being deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Deferral Account in order to comply with Section 3.6.
3.6	Distributions. The Employer shall withhold from any distributions made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer, in connection with such distributions, in amounts and in a manner to be determined in the sole discretion of the Employer.
3.7	Vesting. Participants are immediately vested for one hundred percent of their deferrals of salary, annual bonus, and/or long term bonus including interest or dividend equivalents credited to such deferrals. Company contributions to the TSRP Account will vest on the same schedule as Company contributions to the Thrift Savings (401k) Plan. At such time as the participant is fully vested for the Thrift Savings Plan, they will be fully vested for the TSRP contributions.

ARTICLE 4
Distributions
4.1	Elected Distribution Date. Each Participant shall make an irrevocable election as to the Elected Distribution Date with respect to each amount deferred. This election is made on the Election Form(s) for each Plan Year and shall apply solely to the applicable Subaccount for the deferral election specified on the Election Form(s). The Election Form shall allow each Participant to elect from among the following Elected Distribution Dates: (i) a date that falls upon the third, fourth, fifth, sixth, seventh, eighth, ninth or tenth anniversary of the final day of the Plan Year in which the election is made; or (ii) the date of the Participant’s Termination of Employment.
4.2	Subsequent Deferral. Each Participant may make an irrevocable election to change the timing or method of deferral by at least 5 years. This election is made on the Subsequent Election Form(s) for each Plan Year and shall apply solely to the applicable Deferral Account and/or Subaccount(s) for the deferral election specified on the Election Form(s). Such election must be made at least one year before payment would otherwise have been made AND the election shall not be effective until 12 months after the date on which the Company accepts the Subsequent Election Form. The Subsequent Election Form shall allow each Participant to change a lump sum payment to (1) at date at least 5 years after the original payment date or (2) an installment payment, payable for 10 years in substantially equal periodic payments, starting on a date at least 5 years after the original payment date. The Subsequent Election Form shall also allow each Participant to change an annuity payment to a date at least 5 years after the original payment commencement date.
4.3	Method of Distribution. Each Participant shall make an irrevocable election as to the method of distribution with respect to each amount deferred. This election is made on the Election Form(s) for each Plan Year and shall apply solely to the applicable Subaccount for the deferral election specified on the Election Form(s). Each Election Form shall allow each Participant to elect from among the following methods of distribution: (i) a lump sum cash payment of the Participant’s entire Deferral Account balance, to be paid, subject to the Deduction Limitation, after the Distribution Date or Participant’s Termination of Employment; or (ii) a series of ten (10) substantially equal cash installment payments. Installment payments that are subject to the Deduction Limitation are paid in accordance with Section 4.3 to the extent allowed under Code Section 409A. Distributions payable on Termination of Employment shall be made, or commence if an installment method is elected, 12 months after Termination of Employment. However, notwithstanding any election to the contrary, if a Participant has a voluntary or involuntary Termination of Employment before age 55, the distribution shall be made by a lump sum payment to be made one year following the date of the Termination of Employment.
(a)	Deferral Account Balances, including any Subaccounts, shall be distributed in cash. To that end, Performance Units credited to a Participant’s Performance Unit Account and Dividend Equivalent Performance Account shall be distributed in cash equal to their Fair Market Value on the date of distribution.

4.4	Installment Payments. The first annual installment is paid on January 15th of the year following the Elected Distribution Date or 12 months after the date of the Participant’s Termination of Employment, whichever is applicable. Subsequent annual installments are paid as soon as practicable after the end of each 12-month anniversary of the Elected Distribution Date or the date of the Participant’s Termination of Employment, whichever is applicable. The amount of the first payment is a fraction of the total applicable Subaccount, the numerator of which is 1 and the denominator of which is 10. The amount of each subsequent payment is a fraction of the total balance of the applicable Subaccount, the numerator of which is 1 and the denominator of which is the total number of installments remaining.
4.5	Key Employees. Distributions to Key Employees are delayed for at least six months after the separation from service in accordance with Code Section 409A(a)(2)(B)(i), but not later than death.

ARTICLE 5 Hardship Withdrawal Election

5.1	Withdrawal Payout/Suspensions for Hardship. If the Participant experiences a Hardship, and distributions have not yet commenced under Article 4, the Participant may petition the Committee to (i) suspend any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s Account Balance (including fully vested Company contributions under the TSRP), calculated as if such Participant were receiving a benefit payable on Termination of Employment, or the amount reasonably needed to satisfy the Hardship. If, subject to the sole discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout is made within 60 days of the date of approval. The payment of any amount under this Section 5.1 shall not be subject to the Deduction Limitation. Any suspension of deferrals pursuant to this Section 5.1 shall continue for the remainder of the Plan Year in which the suspension is approved.

ARTICLE 6
Termination of Employment Prior to Elected Distribution Date
6.1	Death Prior to Completion of Benefit Payments. If a Participant dies after Termination of Employment but before the benefit is paid, the Participant’s unpaid benefit is paid as soon as administrative practicable to the Participant’s Beneficiary in the same amount as that benefit would have been paid to the Participant had the Participant survived.
6.2	Death Prior to Termination of Employment. If a Participant dies before Termination of Employment, the remaining benefit is paid as soon as administratively practicable to the Participant’s Beneficiary in the same amount as that benefit would have been paid to the Participant had the Participant survived.

ARTICLE 7
Disability Waiver and Benefit
7.1	Disability Waiver.
(a)	Waiver of Deferral. A Participant who is determined by the Committee to be suffering from a Disability is excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant’s Annual Base Salary and/or Annual Bonus for the Plan Year during which the Participant first suffers a Disability. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of this Plan.

(b)	Return to Work. If a Participant returns to employment with the Employer, after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.2 above.
7.2	Continued Eligibility; Disability Benefit. A Participant suffering a Disability shall, for benefit purposes under this Plan, continue to be considered to be employed, and is eligible for the benefits provided for in Articles 3, 4 or 5 in accordance with the provisions of those Articles. Notwithstanding the above, the Committee shall have the right to, in its sole and absolute discretion and for purposes of this Plan only deem the Participant to have experienced a Termination of Employment, after such Participant is determined to be suffering a Disability, in which case the Participant shall receive a Disability Benefit equal to his or her Account Balance at the time of the Committee’s determination. The Participant is paid in accordance with Article 6 as a deemed Termination of Employment. Any payment made is subject to the Deduction Limitation.

ARTICLE 8
Beneficiary Designation
8.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.
8.2	Beneficiary Designation and Change of Beneficiary. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed are canceled. The Committee is entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.
8.3	Acknowledgment. No designation or change in designation of a Beneficiary is effective until received and acknowledged in writing by the Committee or its designated agent.
8.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 8.1, 8.2 and 8.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary is deemed to be his or her estate.
8.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.
8.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Employer and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s participation in the Plan shall terminate upon such full payment of benefits.

ARTICLE 9
Leave of Absence
9.1	Paid Leave of Absence. If a Participant is authorized by the Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Article 3.2.
9.2	Unpaid Leave of Absence. If a Participant is authorized by the Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant is excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral is withheld.

ARTICLE 10
Termination, Amendment or Modification
10.1	Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, to the extent allowed under Code Section 409A, the Company reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of its board of directors. If Company elects to terminate the Plan, the affected Participants shall terminate their participation in the Plan. Upon termination of the Plan, Participants’ Account Balances (determined as if they had experienced a Termination of Employment on the date of Plan termination) are paid to the Participants as follows: If not part of a Change in Control, the Account Balances will continue to be held until the Participant’s next stated distribution date. In connection with a Change in Control, if the Plan is terminated with respect to all of its Participants, the Company shall pay such benefits as soon as administratively practicable. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination to the extent allowed under Code Section 409A.
10.2	Amendment. The Company may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its board of directors; provided, however, that: (i) no amendment or modification is effective to decrease or restrict the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, and (ii) no amendment or modification of this Article 10.2 or Article 11.2 of the Plan is effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.
10.3	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5 or 6 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s participation in the Plan shall terminate.

ARTICLE 11
Administration
11.1	Committee Duties. Except as otherwise provided in this Article 11, the Benefits Planning Committee administers this Plan. The Board shall appoint Members of the Committee. Members of the Committee may be Participants in this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee is entitled to rely on information furnished by a Participant or the Employer.
11.2	Administration Upon Change In Control. For purposes of this Plan, the Committee is the “Administrator” at all times prior to the occurrence of a Change in Control. Upon and after the occurrence of a Change in Control, the “Administrator” is an independent third party selected by the Committee and approved by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan, including, but not limited to, benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan assets or select any investment manager or custodial firm for the Plan. Upon and after the occurrence of a Change in Control, the Company must: (i) pay all reasonable administrative expenses and fees of the Administrator; (ii) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (iii) supply full and timely information to the Administrator on all matters relating to the Plan, the Participants and their Beneficiaries, the Account Balances of the Participants, the date of circumstances of the Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Company may not terminate the Administrator.
11.3	Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.
11.4	Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder is final and conclusive and binding upon all persons having any interest in the Plan.

11.5	Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.
11.6	Employer Information. To enable the Committee and/or Administrator to perform its functions, the Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 12
Other Benefits and Agreements
Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 13
Claims Procedures
13.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after the Claimant received such notice. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
13.2	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 13.3 below.
13.3	Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):
(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.
13.4	Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated for the Claimant’s understanding, and it must contain:
(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters, as the Committee deems relevant.
13.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 13 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 14
Miscellaneous
14.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan is administered and interpreted to the extent possible in a manner consistent with that intent.
14.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under this Plan, any and all of the Employer’s assets are, and remain, the general, unpledged unrestricted assets of the Employer. The Employer’s obligation under the Plan is merely that of an unfunded and unsecured promise to pay money in the future.
14.3	Employer’s Liability. The Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.
14.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
14.5	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan is deemed to give a Participant the right to be retained in the service of the Employer, either as an Employee or a director, or to interfere with the right of the Employer to discipline or discharge the Participant at any time.
14.6	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

14.7	Terms. Whenever any words are used herein in the masculine, they is construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they is construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

14.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

14.9	Governing Law. Subject to ERISA, the provisions of this Plan is construed and interpreted according to the internal laws of the Commonwealth of Virginia other than its conflict of laws principles, and so as to comply with any applicable securities exchange rules or regulations.

14.10	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan is sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Lafarge North America
Attention: James Nealis
12950 Worldgate Drive
Herndon, VA 20170
Such notice is deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan is sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

14.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

14.12	Validity. In case any provision of this Plan is illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan is construed and enforced as if such illegal or invalid provision had never been inserted herein.

14.13	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit is a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and is a complete discharge of any liability under the Plan for such payment amount.

14.14	Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

14.15	Legal Fees To Enforce Rights After Change in Control. The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

IN WITNESS WHEREOF, the Company has signed this Plan document effective as of November 30, 2005.

Lafarge North America Inc., a Maryland corporation

By:

Title: